Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

As previously disclosed in the Current Report on Form 8-K of LHC Group, Inc. (“LHC” or the “Company”), LHC closed its previously announced merger of equals business combination with Almost Family as contemplated by that certain Agreement and Plan of Merger, dated as of November 15, 2017 (the “Merger Agreement”), by and among the Company, Almost Family, Inc. (“Almost Family”) and Hammer Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”). On April 1, 2018 and pursuant to the Merger Agreement, Merger Sub merged with and into Almost Family (the “merger”), with Almost Family continuing as the surviving entity in the merger and as a wholly owned subsidiary of LHC.

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of LHC and Almost Family after giving effect to the merger and the merger-related pro forma adjustments as described in the notes below.

The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of LHC and Almost Family, giving effect to the merger as if it had been consummated on December 31, 2017. The unaudited pro forma combined statements of income for the year ended December 31, 2017 combine the historical consolidated statements of income of LHC and Almost Family, giving effect to the merger as if it had been consummated on January 1, 2017, the beginning of the earliest period presented. The historical consolidated financial statements of Almost Family have been adjusted to reflect certain reclassifications in order to conform with LHC’s financial statement presentation.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with LHC considered the acquirer of Almost Family for accounting purposes. Accordingly, consideration given by LHC to complete the merger will be allocated to the assets and liabilities of Almost Family based upon their estimated fair values as of the date of completion of the merger. As of the date of this Current Report on Form 8-K/A, LHC has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Almost Family assets to be acquired and the liabilities to be assumed and the related allocations of merger consideration, nor has it identified all adjustments necessary to conform Almost Family’s accounting policies to LHC’s accounting policies. A final determination of the fair value of Almost Family’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Almost Family that exist as of the date of completion of the merger and therefore cannot be made prior to the completion of the transaction. Accordingly, the pro forma merger consideration allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma merger consideration allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements presented below. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the allocation of merger consideration is finalized. There can be no assurance that such finalization will not result in material changes.

These unaudited pro forma combined financial statements have been developed from and should be read in conjunction with the audited consolidated financial statements of each of LHC and Almost Family contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and December 29, 2017, respectively. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of LHC would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. LHC expects to incur significant costs associated with integrating the operations of LHC and Almost Family. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

Unaudited Pro Forma Combined Balance Sheet

At December 31, 2017

(amounts in thousands)

	LHC Group, Inc.	Almost Family, Inc. (as of December 29, 2017)	Pro Forma Adjustments	Notes	Pro Forma Surviving Corporation
ASSETS
Current assets:
Cash	$2,849	$11,310	—		$14,159
Receivables:
Patient accounts receivable, net	161,898	125,860	—		287,758
Other receivables	3,163	—	—		3,163
Amounts due from governmental entities	830	—	—		830

Total receivables, net	165,891	125,860	—		291,751
Prepaid income taxes	7,006	—	3,121	2,3a	10,127
Prepaid expenses	13,042	14,514	(5,875)	2	21,681
Other current assets	12,177	—	3,351	2	15,528

Total current assets	200,965	151,684	597		353,246
Property, building and equipment, net	46,453	15,246	—		61,699
Goodwill	392,601	390,754	289,626	3b	1,072,981
Intangible assets, net	134,610	145,522	45,874	3c	326,006
Other assets	19,073	10,812	—		29,885
Assets held for sale	—	3,800	—		3,800

Total assets	$793,702	$717,818	$336,097		$1,847,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$39,750	$22,049	—		$61,799
Accrued other liabilities	—	50,182	(42,843)	2	7,339
Salaries, wages, and benefits payable	44,747	—	28,499	2	73,246
Self-insurance reserve	12,450	—	14,344	2	26,794
Current portion of long-term debt	286	4,961	—		5,247
Amounts due to governmental entities	5,019	—	—		5,019

Total current liabilities	102,252	77,192	—		179,444
Deferred income taxes	27,466	18,595	12,432	3d	58,493
Revolving credit facility	144,000	100,254	—		244,254
Seller’s Notes	—	7,800	—		7,800
Other Liabilities	—	7,424	(3,728)	2	3,696
Income tax payable	—	—	3,728	2	3,728

Total liabilities	273,718	211,265	12,432		497,415
Noncontrolling interest — redeemable	13,393	2,256	—		15,649
Stockholders’ equity:
Stockholders’ equity:
Preferred Stock	—	—	—		—
Common stock	226	1,425	(1,296)	3e	355
Treasury stock	(42,249)	(10,453)	10,453	3e	(42,249)
Additional paid-in capital	126,490	294,448	499,712	3e	920,650
Retained earnings	364,401	184,309	(185,204)	3e	363,506

Total stockholders’ equity	448,868	469,729	323,665		1,242,262
Noncontrolling interest — non-redeemable	57,723	34,568	—		92,291

Total equity	506,591	504,297	323,665		1,334,553

Total liabilities and equity	$793,702	$717,818	$336,097		$1,847,617

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2017

(amounts in thousands, except per share data)

	LHC Group, Inc.	Almost Family, Inc. (December 29, 2017)	Pro Forma Adjustments	Notes	Pro Forma Surviving Corporation
Net service revenue	$1,072,086	$796,965	$—		$1,869,051
Cost of service revenue	675,810	419,394	—		1,095,204

Gross margin	396,276	377,571	—		773,847
Provision for bad debts	9,484	—	14,526	2	24,010
General and administrative expenses	310,539	348,353	(13,034)	2,4a	645,858
Impairment of intangibles and other	1,511	—	—		1,511
Loss on disposal of assets	60	—	—		60

Operating income	74,682	29,218	(1,492)		102,408
Interest expense	(3,876)	(7,391)	—		(11,267)
Non-operating income	524	—	—		524

Income before income taxes and noncontrolling interest	71,330	21,827	(1,492)		91,665
Income tax expense (benefit)	10,944	(2,110)	(597)	4b	8,237

Net income	60,386	23,937	(895)		83,428
Less net income attributable to noncontrolling interests	10,274	3,523	—		13,797

Net income attributable to common stockholders	$50,112	$20,414	$(895)		$69,631

Earnings per share attributable to common stockholders:
Basic	$2.83	$1.51		4c	$2.28
Diluted	$2.79	$1.48		4c	$2.24
Weighted average shares outstanding:
Basic	17,716	13,539		4c	30,594
Diluted	17,961	13,757		4c	31,033

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands, except per share data)

Note 1. Basis of Presentation

Under the terms of the merger agreement, at the effective time of the merger, (a) Almost Family became a wholly owned subsidiary of LHC; (b) each outstanding share of Almost Family common stock was converted into the right to receive 0.9150 shares of LHC common stock plus cash in lieu of any fractional shares of LHC common stock; and (c) Almost Family stock options and equity awards converted into stock options and equity awards with respect to LHC common stock based on the exchange ratio, subject to certain exceptions.

The unaudited pro forma combined financial statements were prepared in accordance with ASC 805, using the acquisition method of accounting with LHC considered to be the acquirer of Almost Family for accounting purposes.

The unaudited pro forma combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of LHC and Almost Family, after giving effect to the merger and the adjustments described in these notes. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not intended to reflect the financial position and results of operations which would have actually resulted had the merger been completed on the dates indicated. Further, the unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The unaudited pro forma combined balance sheet gives effect to the merger as if it had been consummated on December 31, 2017 and includes estimated pro forma adjustments (to the extent they can be currently estimated) for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma combined statements of income give effect to the merger as if it had been consummated on January 1, 2017, the beginning of the earliest period presented.

The unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the merger consideration to identifiable net assets acquired and the excess merger consideration to goodwill. The merger consideration allocation in these unaudited pro forma combined financial statements is based upon aggregate merger consideration of approximately $792.8 million. This amount was calculated as described below in accordance with the merger agreement, based on the outstanding shares of Almost Family common stock, the exchange ratio of 0.9150 shares of LHC common stock for each Almost Family share and a price per LHC common share of $61.56, which represents the closing price of LHC shares of common stock on March 29, 2018. The actual number of shares of LHC common stock issued to Almost Family stockholders pursuant to the merger will be based upon the actual number of Almost Family shares outstanding at the effective time of the merger, and the valuation of those shares will be based on the trading price of LHC’s common stock at the effective time of the merger.

The preliminary merger consideration is calculated as follows:

Outstanding shares of Almost Family common stock as of December 29, 2017	13,992
Exchange ratio	0.9150

Shares of Surviving Corporation to be issued	12,803

Price per share as of March 29, 2018	$61.56
Fair value of Surviving Corporation common stock to be issued	$788,133
Fair value of vested Almost Family equity awards exchanged for Surviving Corporation equity awards	4,664

Preliminary merger consideration	$792,797

The total consideration amount is calculated based on (i) the closing price of LHC shares of common stock on March 29, 2018, equal to $61.56, (ii) approximately 13,992,000 shares of Almost Family common stock outstanding as of December 29, 2017, and (iii) the exchange ratio described above. Each one dollar increase (decrease) in the per share price of LHC common stock will result in an approximate $12.9 million increase (decrease) in the total consideration for the transaction, substantially all of which LHC expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the transaction. The outstanding number of shares of Almost Family common stock will change prior to the closing of the merger due to transactions in the ordinary course of business, including the vesting of outstanding shares and any grants of new Almost Family equity awards. These changes are not expected to have a material impact on the unaudited pro forma financial statements.

The table below represents a preliminary allocation of the total consideration to Almost Family’s tangible and intangible assets and liabilities based on LHC management’s preliminary estimate of their respective fair values (amounts in thousands):

Assets acquired:
Cash and cash equivalents	$11,310
Accounts receivable, net	125,860
Prepaid income taxes	2,524
Prepaid expenses	8,639
Other current assets	3,351
Property and equipment	15,246
Goodwill	680,380
Intangible assets	191,396
Other assets	10,812
Assets held for sale	3,800
Liabilities assumed:
Accounts payable and other accrued liabilities	(22,049)
Accrued other liabilities	(7,339)
Salaries, wages, and benefits payable	(28,499)
Self-insurance payable	(14,344)
Current portion of long-term debt	(4,961)
Long-term debt obligations	(111,750)
Deferred income taxes	(31,027)
Income tax payable	(3,728)
Redeemable noncontrolling interest	(2,256)
Non-redeemable noncontrolling interest	(34,568)

Net assets acquired	$792,797

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate allocation of merger consideration will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. Assets and liabilities for which preliminary adjustments have been made are described in Note 3 below. Other assets and liabilities for which adjustments have not yet been reflected include, but are not limited to, the valuation of definite-lived intangible assets. Accordingly, LHC will continue to refine the identification and initial measurement of assets to be acquired and liabilities to be assumed as further information becomes available.

Note 2. Reclassification Adjustments

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by LHC. Certain balances from the consolidated financial statements of Almost Family were reclassified to conform its presentation to that of LHC:

The following reclassifications were made to the unaudited pro forma combined balance sheet as of December 31, 2017 (amounts in thousands):

	Increase/(Decrease)
Account description	Reclass Prepaid Expenses	Reclass Accrued other liabilities	Reclass Other Liabilities	Total
Prepaid income taxes	$2,524	$—	$—	$2,524
Prepaid expenses	(5,875)	—	—	(5,875)
Other current assets	3,351	—	—	3,351
Accrued other liabilities	—	(42,843)	—	(42,843)
Salaries, wages, and benefits payable	—	28,499	—	28,499
Self-insurance reserve	—	14,344	—	14,344
Other liabilities	—	—	(3,728)	(3,728)
Income tax payable	—	—	3,728	3,728

A reclassification was made to the unaudited pro forma combined income statements for the twelve months ended December 31, 2017 of $14.5 million of general and administrative expenses to provision for bad debts.

Note 3. Unaudited Pro Forma Combined Balance Sheet Adjustments

The unaudited pro forma combined balance sheet reflects the following adjustments:

(a)	Prepaid income taxes. The income tax expense impact of the pro forma adjustments was determined by applying an estimated statutory tax rate of 40%.

(b)	Goodwill. Goodwill is calculated as the difference between the fair value of the aggregate merger consideration and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the table below reflects the estimated goodwill as a result of the merger as of December 31, 2017. The actual amount of goodwill will depend upon the final determination of fair values of the assets acquired and liabilities assumed and may differ materially from this preliminary determination. The goodwill created in the merger is not expected to be deductible for tax purposes and is subject to material revisions as the purchase price allocation is completed. The excess of the merger consideration over the estimated fair value of the identifiable net assets acquired is calculated as follows (amounts in thousands):

Aggregate merger consideration	$792,797
Less: estimated fair value of net assets acquired	(112,417)

Estimated goodwill arising from the merger	680,380
Less: book value of Almost Family existing goodwill	(390,754)

Pro forma adjustment	$289,626

(c)	Intangibles. Intangible assets expected to be acquired consist of the following (amounts in thousands):

Description	Estimated value
Trade name	$116,679
Certificates of Need	26,369
Medicare licenses	21,369
Medicaid licenses	11,123
Definite intangible assets	15,856

Total intangible assets	191,396
Less: book value of Almost Family intangible assets	(145,522)

Pro forma adjustment	$45,874

The fair value estimates for intangible assets are preliminary and determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. Acquired intangible assets include both definite-lived assets, consisting of non-compete agreements, customer relationships, and software; however, as of the date of this joint proxy statement/prospectus, LHC does not have sufficient information to make a reasonable preliminary estimate of the estimated lives of such assets and no amortization expense has been assigned at this time, and indefinite-lived assets consisting of trade names, Certificates of Need, Medicare licenses, and Medicaid licenses, which are not amortized. The final fair value determination for intangible assets may differ materially from this preliminary determination. Any change in the amount of the final fair value of amortizable, definite-lived intangible assets, or any change in the current designation of non-amortizable indefinite-lived intangible assets, could materially affect the amount of amortization expense recorded by the combined company subsequent to the date of completion of the merger.

(d)	Deferred taxes. The adjustment represents an estimate of net deferred income tax liability resulting from pro forma adjustments for the assets to be acquired based on an estimated U.S. statutory rate of 27.1%. This estimate of deferred taxes was determined based on the excess fair value of intangible assets acquired over Almost Family’s book basis. The incremental deferred tax liability was calculated based on the statutory rates where fair value adjustments were estimated. This estimate of deferred income taxes is preliminary and is subject to change based upon management’s final determination of the fair value of intangible assets acquired.

(e)	Equity. The adjustment represents (i) the issuance of LHC stock to Almost Family’s shareholders in connection with the merger, (ii) the elimination of Almost Family’s historical equity, (iii) the estimated impact of transaction costs related to the merger, and (iv) the acceleration of certain Almost Family’s restricted stock awards upon completion of the merger. The following table details the pro forma adjustments made to various stockholders’ equity accounts (amounts in thousands):

	Common Stock	Treasury Stock	Additional Paid-in-Capital	Retained Earnings
Issuance of LHC stock	$128	$—	$788,004	$—
Elimination of Almost Family’s historical equity	(1,425)	10,453	(294,448)	(184,309)
Transaction related costs	—	—	1,492	(895)
Acceleration of certain Almost Family’s restricted stock awards	1	—	4,664	—

Total	$(1,296)	$10,453	$499,712	$(185,204)

Note 4. Unaudited Pro Forma Combined Statements of Income Adjustments

The unaudited pro forma combined statement of income reflects the following adjustments:

(a)	Share-based compensation. At completion, Almost Family awards will be converted into LHC equity awards after giving effect to the exchange ratio. Share-based compensation expense, following the completion of the merger, will reflect the fair value of the awards as of the completion date for the portion that was allocated to post-combination services. Adjustments of $1.5 million of stock-based compensation expense was recorded for the twelve months ended December 31, 2017.

(b)	Income tax expense. The income tax expense impact of the pro forma adjustments was determined by applying an estimated statutory tax rate of 40%.

(c)	Earnings per share. The pro forma combined basic and diluted earnings per share for the twelve months ended December 31, 2017, are calculated as follows (amounts in thousands, except per share data):

Twelve months ended December 31, 2017
LHC’s historic average basic shares	17,716
Shares issued for Almost Family	12,878

Pro forma historic average basic shares	30,594
Dilutive effect of equity awards:
LHC’s equity awards	245
Almost Family’s equity awards converted to the Survivor Corporation equity awards	194

Pro forma diluted weighted average shares outstanding	31,033

Pro forma basic earnings per share	$2.28

Pro forma diluted earnings per share	$2.24